EXHIBIT 3.1

TRUST AGREEMENT

THIS TRUST AGREEMENT, dated as of May 20, 2005, by and among Education Funding Capital I, LLC, a Delaware limited liability company, as Sponsor (the “Sponsor”) and Chase Bank USA, National Association, a national banking association, as Owner Trustee (the “Owner Trustee”). The Sponsor and the Owner Trustee hereby agree as follows:

1. Creation of Trust.

(a) The trust created hereby shall be known as CIT Education Loan Trust 2005-1 (the “Trust”), in which name the Owner Trustee, or the Sponsor to the extent provided for herein, may conduct the business of the Trust, make and execute contracts on behalf of the Trust, and sue and be sued.

(b) The Sponsor hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1.00. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. and that this Trust Agreement constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto as Exhibit A.

(c) The Owner Trustee is hereby authorized and directed to execute and deliver on behalf of the Trust an eligible lender trust agreement between the Trust and The Bank of New York substantially in the form attached hereto as Exhibit B. The Owner Trustee is further authorized and directed to enter into such other documents and take such other action as the Sponsor specifically directs in written instructions delivered to the Owner Trustee; provided, however, the Owner Trustee shall not be required to take any action (i) if the Owner Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which the Owner Trustee is a party and (ii) the Owner Trustee has been provided indemnity satisfactory to it in its sole discretion.

2. Concerning the Owner Trustee.

(a) Except as otherwise expressly required by Section 1 of this Trust Agreement or as otherwise required by applicable law or as may be necessary to obtain any licenses, consents or approvals required by applicable law or otherwise, the Owner Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Owner Trustee. The Owner Trustee shall not be liable for the acts or omissions of the Sponsor nor shall the Owner Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Sponsor.

(b) The Owner Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Owner Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:

(i) The Owner Trustee shall not be personally liable for any error of judgment made in good faith by an officer or employee of the Owner Trustee;

(ii) No provision of this Trust Agreement shall require the Owner Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Owner Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to them;

(iii) Under no circumstance shall the Owner Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

(iv) The Owner Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Sponsor;

(v) In the event that the Owner Trustee is unsure of the course of action to be taken by it hereunder, the Owner Trustee may request instructions from the Sponsor and to the extent the Owner Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Owner Trustee, it shall have no duty or liability for their failure to take any action or for any action it takes in good faith;

(vi) All funds deposited with the Owner Trustee hereunder may be held in a non-interest bearing trust account and the Owner Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Sponsor; and

(vii) To the extent that, at law or in equity, the Owner Trustee has duties and liabilities relating thereto to the Sponsor or the Trust, the Sponsor agrees that such duties and liabilities are replaced by the terms of this Trust Agreement.

(c) The Owner Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties. The Owner Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Owner Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(d) In the exercise or administration of the trusts hereunder, the Owner Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Owner Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Owner Trustee in good faith, and (ii) may, at the expense of the Sponsor, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

(e) In accepting and performing the trusts hereby created, the Owner Trustee acts solely as a trustee hereunder and not in its individual capacity, and all persons having any claim against the Owner Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust property for payment or satisfaction thereof.

3. Compensation and Indemnification.

(a) The Sponsor agrees to (i) compensate the Owner Trustee in accordance with a separate fee agreement with the Owner Trustee, (ii) reimburse the Owner Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Owner Trustee and any of the officers, directors, employees and agents of the Owner Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct or gross negligence of such Indemnified Person.

(b) To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Sponsor prior to the final disposition of any matter, upon receipt by the Sponsor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Trust Agreement.

(c) The obligations of the Sponsor under this Section 3 shall survive the termination of this Trust Agreement.

4. The Owner Trustee may resign upon thirty days prior notice to the Sponsor. If no successor has been appointed within such thirty day period, the Owner Trustee may, at the expense of the Sponsor, petition a court to appoint a successor trustee. Any person into which the Owner Trustee may be merged or with which it may be consolidated, or any person resulting from any merger or consolidation to which the Owner Trustee shall be a party, or any person which succeeds to all or substantially all of the corporate trust business of the Owner Trustee, shall be the successor Owner Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

5. This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral

6. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

7. This Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement

8. The Sponsor and the Owner Trustee will enter into an Amended and Restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. This Trust Agreement may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Owner Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Owner Trustee.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

CHASE BANK USA, NATIONAL
ASSOCIATION, as Owner Trustee

By:	/s/ John J. Cashin

Name:	John J. Cashin
Title:	Vice-President

EDUCATION FUNDING CAPITAL I,
LLC, as Sponsor

By:	/s/ Perry D. Moore

Name:	Perry D. Moore
Its:	Executive Vice President-Finance

S-1

EXHIBIT A

CERTIFICATE OF TRUST

OF

CIT EDUCATION LOAN TRUST 2005-1

This Certificate of Trust of CIT Education Loan Trust 2005-1 (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is CIT Education Loan Trust 2005-1.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Chase Bank USA, National Association, 500 Stanton Christiana Road, FL3/OPS4, Newark, Delaware 19713.

3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

Chase Bank USA, National Association, as Owner Trustee

By:	/s/ John J. Cashin

Name:	John J. Cashin
Its:	Vice-President

EXHIBIT B

Eligible Lender Trust Agreement

B-1